Exhibit 99.1

InfuSystem Holdings, Inc.
FOR IMMEDIATE RELEASE Monday, November 10, 2014	31700 Research Park Drive
Madison Heights, MI 48071
248-291-1210

CONTACT:	Rob Swadosh
The Dilenschneider Group
212-922-0900

INFUSYSTEM HOLDINGS, INC. REPORTS THIRD QUARTER

REVENUE OF $16.6 MILLION AND NET PROFIT OF $0.04 PER SHARE

MADISON HEIGHTS, MICHIGAN, November 10, 2014—InfuSystem Holdings, Inc. (NYSE MKT: INFU) (“InfuSystem” or the “Company”), a leading national provider of infusion pumps and related services for the healthcare industry in the United States and Canada, today reported that net income in the third quarter was $0.9 million, equal to $0.04 per diluted share, compared to $0.6 million, or $0.03 per diluted share, in the prior year period. Net Income for the nine months ended September 30, 2014 was $2.3 million, or $0.10 per diluted share, compared to $0.8 million in net income and $0.04 per diluted share in the prior year period.

Revenues in the third quarter of 2014 were $16.6 million, up $0.9 million, or 6%, from $15.7 million in the third quarter of 2013. During the period, net revenues from rentals remained constant, while net revenues from product sales increased 69% over the same period in 2013. Revenue for the nine months ended September 30, 2014 was $50.2 million, an 11% increase over the same prior year period. During the period, net revenues from rentals increased 6% while net revenues from product sales increased 71% over the same period in 2013. The increase in revenues was primarily related to net additional rental and sales customers and increased penetration into existing rental and sales customer accounts, offset by a higher mix of Medicaid and patient payors in our rental business. These generally have lower net revenue rates than commercial payors. Such shifts have come, the Company believes, due to the Affordable Care Act.

“The successful implementation of our IT strategy transforms the way we do business and establishes new market opportunities for our services,” stated Eric K. Steen, Chief Executive Officer. “We continue to grow in all business areas: rentals, equipment sales and service, and sales of disposable products. We have also made significant investments in our pump fleet in the first nine months of the year of $3.7 million that positions us well for future growth.”

Commenting on a final rule related to competitive bid pricing issued on October 31, 2014 by the Centers of Medicare and Medicaid Services (“CMS”) and published in the Federal Register on November 6, 2014, Mr. Steen offered the following statement: “This definitive CMS ruling on non-competitive bid areas will have no impact on the Company’s financials in 2015. We believe that our focus on improving our commercial contracts, along with operational and improvements in IT that we could potentially offset some or all of these reductions in 2016 going forward.”

Gross profit for the three months ended September 30, 2014, was $11.7 million, a 3% increase compared to the same prior year period. For the nine months ended September 30, 2014, gross profit was $35.7 million, an increase of $3.6 million, or 11%, over the same prior year period.

Selling and marketing expenses were $2.5 million compared to $2.4 million for the three months ended September 30, 2013. Year-to-date selling and marketing expenses are up $0.5 million over the same prior year period, but as a percentage of total revenues such expenses are down from 16% to 15% for the same comparable periods, continuing our leverage on selling expenses. The increase in selling and marketing expenses was mainly attributed to increased commissions based on higher revenue for the comparable periods.

Mr. Steen emphasized that a number of recent accomplishments relate directly to building competitive advantage as well as creating shareholder value. “We now have 25 oncology infusion centers with full electronic medical records (“EMR”) connectivity. We now receive 40% of our orders electronically through our paperless iPad ordering system. Our Pump Web Portal helps our customers manage the care and life-cycle of their pumps far more efficiently. And our Block Pain Dashboard helps an increasing number of post-surgical pain-patients record information on Pain scores that can trend and be shared with clinicians to help future patients.”

Mr. Steen concluded, “The most encouraging aspect of our third quarter performance is the continued high patient-satisfaction scores we are earning and what this means to our future. In the Affordable Care Act (“ACA”) environment, patients will be at the top of the payment pyramid and these scores will increasingly dictate actual payments.”

During the three months ended September 30, 2014, general and administrative (“G&A”) expenses were $4.9 million compared to $4.6 million for the same prior year period. The increase in G&A expense versus the same prior year period was mainly attributed to increases in spending on Information Technology (“IT”) and Pain Management initiatives of $0.2 million; charge-off of pumps of $0.1 million and increases in compensation and headcount of $0.5 million offset by savings of $0.4 million in professional fees. The Company has brought some professional services in-house previously performed by outside advisors, including tax, legal, information technology and internal audit. G&A expenses have increased slightly from 29% to 30% of revenues for the third quarter of 2014 compared to the same period in the prior year. For the nine months ended September 30, 2014, G&A has increased by $0.1 million compared to the same prior year period, mainly attributed to increases in spending on IT and Pain Management for $0.5 million; a write-off of pumps of $0.3 million, severance of $0.2 million and increases in compensation and benefits, including increased headcount, of $0.9 million offset by savings of $1.2 million in professional fees and $0.4 million in stock-based compensation.

Other expenses were consistent for the three months ended September 30, 2014 compared to the same prior year period. The change in the estimated useful life of our medical equipment, which occurred in the first quarter of this year, was accounted for as a change in accounting estimate, on a prospective basis, effective January 1, 2014. The change in estimated useful life resulted in $0.4 million less in depreciation expense for the quarter ended September 30, 2014 than otherwise would have been recorded. As a result, cost of revenues in the current period is $0.4 million less than the same prior year period and is $1.4 million less year-to-date compared to the prior year.

Adjusted EBITDA was $4.2 million for the third quarter of 2014 compared to $4.3 million in the same prior year period. For the nine months ended June 30, 2014, Adjusted EBITDA increased $0.2 million to $11.5 million compared to the same prior year period, despite the increased investments in IT and Pain Management, the write-off of pumps, and severance totaling $1.0 million. The Company utilizes Adjusted EBITDA as a means to measure its operating performance. A reconciliation from Adjusted EBITDA, a non-GAAP measure, to net income can be found in the appendix.

Financial Condition

Net cash provided by operations for the nine months ended September 30, 2014 was $4.2 million compared to cash generated of $4.8 million for the prior year period. The decrease in cash provided is primarily due to changes in accounts payable and other accruals.

As of September 30, 2014, we had cash and cash equivalents of $1.9 million and $3.6 million of availability under the Revolver compared to $1.1 million and $5.9 million, respectively, at December 31, 2013. Our availability in the future will be impacted, both negatively and positively at different times, as we deal with transitioning approximately 2,000 pumps that are nearing end of life in May 2015 with a certain manufacturer. The issue of transitioning from these pumps has accelerated due to the mix of lost facilities primarily using these pumps while we are placing new facilities on different pumps. To date, this has resulted in additional capital purchases of $1.4 million. Not all of these pumps will need to be replaced as we are focused on, and have already improved upon, increasing field utilization. As we take advantage of rebate programs offered by many manufacturers for this certain pump, additional purchases will occur, but at a discounted price. We do not believe that this transition will negatively impact our results of operations, as current rebates exceed the net book value of these pumps.

Total debt less cash on hand (“Net Debt”) as of September 30, 2014 was $26.0 million compared to last fiscal year of $25.6 million and prior year quarter of $26.7 million.

“With the challenges of the ACA on our payor mix, the transitioning of end of life pumps, the planned increases in IT and for Pain Management of $0.5 million– along with the unplanned charges of $0.5 million, we are extremely pleased with essentially maintaining year-to-date Adjusted EBITDA levels and strong liquidity,” said Jonathan P. Foster, Chief Financial Officer. “We continue to focus on recurring rental revenue with our investments in our pump fleet while our broker trader desk has successfully transitioned sales to occur over the year – versus an end of the year event. Lowering net debt balances, however, remains a priority, second to growth in our recurring rental revenue,” he concluded.

Guidance

The Company maintained 2014 Guidance of high single digit revenue growth and said it expects this rate to continue through 2015. It is important to note that the Company’s Form 10-Q for the quarter ended September 30, 2014, includes comments regarding the recent announcements by the Centers for Medicare and Medicaid Services (“CMS”).

Conference Call

The Company will conduct a conference call for investors on Monday, November 10, 2014 at 9:00 a.m. Eastern Standard Time to discuss third quarter performance and results. Eric K. Steen, Chief Executive Officer, Jan Skonieczny, Chief Operating Officer, and Jonathan P.

Foster, Chief Financial Officer, will discuss the Company’s financial performance and answer questions from the financial community. To participate in this call, please dial in toll-free 800-447-0521 and use the confirmation number 38393591. The release will be available on most financial websites. Additionally, a Web replay will be available on the Company’s website for 30 days.

Non-GAAP Measures

This press release contains information prepared in conformity with GAAP as well as non-GAAP information. It is management’s intent to provide non-GAAP financial information in order to enhance readers’ understanding of its consolidated financial information as prepared in accordance with GAAP. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Each non-GAAP financial measure and the corresponding GAAP financial measure are presented so as to not imply that more emphasis should be placed on the non-GAAP measure. The non-GAAP financial information presented may be determined or calculated differently by other companies. Additional information about non-GAAP financial measures and a reconciliation of those measures to the most directly comparable GAAP measures are included later in this release.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Texas and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, potential changes in overall healthcare reimbursement, including CMS competitive bidding, sequestration, concentration of customers, increased focus on early detection of cancer, competitive treatments, dependency on Medicare Supplier Number, availability of chemotherapy drugs, global financial conditions, changes and enforcement of state and federal laws, natural forces, competition, dependency on suppliers, risks in acquisitions & joint ventures, U.S. Healthcare Reform, relationships with healthcare professionals and organizations, technological changes related to infusion therapy, dependency on websites and intellectual property, the ability of the Company to successfully integrate acquired businesses, dependency on key personnel, dependency on banking relations and covenants, and other risks associated with our common stock, as well as any litigation to which the Company may be involved in from time to time; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2013 and in other filings made by the Company from time to time with the Securities and Exchange Commission, including our Form 10-Q for the third quarter of 2014. Our annual report on Form 10-K is available on the SEC’s EDGAR website at www.sec.gov, and a copy may also be obtained by contacting the Company. All forward-looking statements made in this press release speak only as of the date of this report. We do not intend, and do not undertake any obligation, to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	September 30, 2014	December 31, 2013
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$1,902	$1,138
Accounts receivable, less allowance for doubtful accounts of $5,287 and $4,774 at September 30, 2014 and December 31, 2013, respectively	11,505	10,697
Inventory	1,589	1,234
Other current assets	621	518
Deferred income taxes	2,296	2,296

Total Current Assets	17,913	15,883
Medical equipment held for sale or rental	2,365	3,664
Medical equipment in rental service, net of accumulated depreciation	17,662	14,438
Property & equipment, net of accumulated depreciation	2,370	872
Deferred debt issuance costs, net	1,349	1,817
Intangible assets, net	24,461	24,182
Deferred income taxes	14,696	16,300
Other assets	208	217

Total Assets	$81,024	$77,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,570	$4,736
Current portion of long-term debt	4,238	5,118
Other current liabilities	3,303	3,187

Total Current Liabilities	12,111	13,041
Long-term debt, net of current portion	23,631	21,609

Total Liabilities	$35,742	$34,650

Stockholders’ Equity:
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value: authorized 200,000,000 shares; issued and outstanding 22,400,743 and 22,203,053, respectively, as of September 30, 2014 and 22,158,041 and 21,960,351, respectively, as of December 31, 2013	2	2
Additional paid-in capital	90,020	89,783
Retained deficit	(44,740)	(47,062)

Total Stockholders’ Equity	45,282	42,723

Total Liabilities and Stockholders’ Equity	$81,024	$77,373

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except share and per share data)	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Net revenues:
Rentals	$14,505	$14,493	$44,150	$41,556
Product Sales	2,108	1,247	6,077	3,547

Net revenues	16,613	15,740	50,227	45,103

Cost of revenues:
Cost of revenues — Product, service and supply costs	3,221	2,750	9,024	8,174

Cost of revenues — Pump depreciation and disposals	1,662	1,650	5,474	4,836

Gross profit	11,730	11,340	35,729	32,093

Selling, general and administrative expenses:
Provision for doubtful accounts	1,266	1,795	4,811	4,782
Amortization of intangibles	622	648	1,876	1,972
Selling and marketing	2,483	2,391	7,762	7,281
General and administrative	4,916	4,583	14,723	14,622

Total selling, general and administrative	9,287	9,417	29,172	28,657

Operating income	2,443	1,923	6,557	3,436
Other income (expense):
Interest expense	(752)	(838)	(2,355)	(2,636)
Other income (expense)	3	(7)	26	329

Total other expense	(749)	(845)	(2,329)	(2,307)

Income before income taxes	1,694	1,078	4,228	1,129
Income tax expense	(842)	(429)	(1,907)	(324)

Net income	$852	$649	$2,321	$805

Net income per share:
Basic	$0.04	$0.03	$0.10	$0.04
Diluted	$0.04	$0.03	$0.10	$0.04
Weighted average shares outstanding:
Basic	22,203,053	21,891,041	22,108,143	21,851,798
Diluted	22,511,159	22,075,532	22,364,999	22,043,998

Comprehensive Income
Net income	$852	$649	$2,321	$805

Comprehensive income	$852	$649	$2,321	$805

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30
(in thousands)	2014	2013
NET CASH PROVIDED BY OPERATING ACTIVITIES	$4,204	$4,765

INVESTING ACTIVITIES
Purchase of medical equipment and property	(7,168)	(3,396)
Proceeds from sale of medical equipment and property	5,193	2,808

NET CASH USED IN INVESTING ACTIVITIES	(1,975)	(588)

FINANCING ACTIVITIES
Principal payments on revolving credit facility, term loans and capital lease obligations	(49,101)	(27,912)
Cash proceeds from revolving credit facility	47,814	22,395
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(178)	(78)

NET CASH USED IN FINANCING ACTIVITIES	(1,465)	(5,595)

Net change in cash and cash equivalents	764	(1,418)
Cash and cash equivalents, beginning of period	1,138	2,326

Cash and cash equivalents, end of period	$1,902	$908

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2014	2013	2014	2013

Net income	$852	$649	$2,321	$805
Adjustments:
Interest Expense	752	838	2,355	2,636
Income Tax Expense	842	429	1,907	324
Depreciation	938	1,365	2,595	4,010
Amortization	622	648	1,876	1,972

EBITDA	$4,006	$3,929	$11,054	$9,747

Stock compensation	145	200	417	879
Transition costs	—	—	—	216
Strategic Alternatives	—	126	—	429

EBITDA - Adjusted	$4,151	$4,255	$11,471	$11,271